SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act Of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Dick’s Sporting Goods, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required.

☐	$125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or

Item 22(a)(2)of Schedule 14A.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 7, 2006

To our Stockholders:

      The 2006 annual meeting of stockholders of Dick’s Sporting Goods, Inc., a Delaware corporation, will be held at the Hyatt Regency, 1111 Airport Boulevard, Pittsburgh, PA 15231, (724) 899-1234, June 7, 2006, beginning at 1:30 p.m. local time. At the meeting, the holders of the Company’s issued and outstanding Class B common stock and common stock will act on the following matters:

(1) Election of two Class A Directors, each for terms that expire in 2009; and

(2) Any other matters that properly come before the meeting.

      All holders of record of shares of Dick’s Sporting Goods’ Class B common stock and common stock (NYSE: DKS) at the close of business on April 17, 2006 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

      A list of stockholders entitled to vote at the meeting may be examined by any stockholder, for any purpose germane to the meeting, at 300 Industry Drive, RIDC Park West, Pittsburgh, PA 15275 beginning on May 26, 2006.

By order of the Board of Directors,

William R. Newlin
Executive Vice President, Chief Administrative
Officer and Corporate Secretary

April 24, 2006

Pittsburgh, PA

i

300 Industry Drive, RIDC Park West

Pittsburgh, Pennsylvania 15275

PROXY STATEMENT

       This proxy statement contains information related to the annual meeting of stockholders of Dick’s Sporting Goods, Inc., a Delaware corporation, to be held at the Hyatt Regency, 1111 Airport Boulevard, Pittsburgh, PA 15231, (724) 899-1234, June 7, 2006, beginning at 1:30 p.m. local time, and at any postponements or adjournments thereof. This proxy statement is being mailed to stockholders on or about April 24, 2006.

ABOUT THE MEETING

What is the purpose of the annual meeting?

      At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of two Class A Directors and to act on any other matter to properly come before the meeting. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Who is entitled to vote at the meeting?

      Only stockholders of record at the close of business on April 17, 2006, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting or any postponements or adjournments of the meeting.

What are the voting rights of the holders of Dick’s Sporting Goods common stock and Class B common stock?

      Holders of our common stock and Class B common stock have identical rights, except that holders of the common stock are entitled to one (1) vote for each share held of record and holders of Class B common stock are entitled to ten (10) votes for each share held of record on all matters submitted to a vote of the stockholders, including the election of Directors. Stockholders do not have cumulative voting rights. Holders of common stock and Class B common stock vote together as a single class on all matters presented to the stockholders for their vote or approval, except as may be required by Delaware law.

Who can attend the meeting?

      Subject to space availability, all common stockholders and Class B stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 1:00 p.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

      Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

      The presence at the meeting, in person or by proxy, of the holders of record of the issued and outstanding shares of capital stock representing a majority of the votes entitled to be cast at the meeting constitutes a quorum, permitting the meeting to conduct its business. As of the record date, April 17, 2006, 36,883,659 shares of common stock representing the same number of votes and 13,629,395 shares of Class B common stock representing 136,293,950 votes were issued and outstanding. Thus, the presence of the holders of common stock or Class B common stock or the combination thereof representing at least 86,588,805 votes will be required to establish a quorum.

      Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting but will not be deemed a vote cast with respect to the matters to be acted upon at the meeting.

How do I vote?

      If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

      Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What is the Board’s recommendation?

      Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendation of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote for election of the nominated slate of Class A Directors (see Item 1).

      With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

      Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of Directors. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether there is a quorum.

      Other Items. For any other item, the affirmative vote of a majority of the votes represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

      If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

We are a controlled Company under the New York Stock Exchange rules.

      Because as of March 1, 2006, Edward W. Stack, our Chairman and Chief Executive Officer, controlled approximately 68% of the combined voting power of our common stock and Class B common stock, we are a “controlled company” under the New York Stock Exchange’s Corporate Governance Standards, and we have chosen to take advantage of all of the exemptions available to “controlled companies” under Section 303A of the New York Stock Exchange Corporate Governance Standards.

STOCK OWNERSHIP

Who are the largest owners of the Company’s stock?

      Based on a review of filings with the Securities and Exchange Commission (the “Commission”) and information known to us about our Class B common stock, the following are the non-management beneficial holders of more than 5% of the outstanding shares of Dick’s Sporting Goods, Inc. (i) common stock (or Class B common stock that is convertible into more than 5% of the outstanding shares of our common stock) or (ii) Class B common stock, as of December 31, 2005 (the date on which holders of more than 5% of our outstanding common stock report their ownership):

				Percentage
			Percentage	of Class B
	Name and Address	Amount and Nature	of Common	Common
Title of Class	of Beneficial Owner	of Beneficial Ownership(4)	Stock(5)	Stock(5)

Common Stock	Ronald Baron and Baron Capital Group, Inc.(1) 767 Fifth Avenue, New York, NY 10153	4,381,900 shares of common stock shared disposition(1)	12.2%	—

Common Stock	Stephen F. Mandel, Jr. and Lone Pine Associates LLC(2) Two Greenwich Plaza, Greenwich, CT 06830	3,242,510 shares of common stock shared power to vote and direct disposition(2)	8.9%	—

Class B Common Stock	Michael Hefferon, Trustee, for The Frederick & Nancy Heichemer Intangible Asset Management Trust c/o Dick’s Sporting Goods, Inc. 300 Industry Drive, RIDC Park West Pittsburgh, PA 15275	800,000 shares of Class B common stock shared voting and dispositive power(3)	(6)	5.82%

Class B Common Stock	Kim Myers c/o Dick’s Sporting Goods, Inc. 300 Industry Drive, RIDC Park West Pittsburgh, PA 15275	969,810 shares of Class B common stock sole power to vote and direct disposition	(6)	7.05%

(1)	Of the shares beneficially owned, 50,000 shares have sole power to vote and direct disposition, and 3,913,400 shares of common stock have shared voting power. Amount includes 4,431,900 shares of common stock owned by Baron Capital Group, Inc., 4,149,000 shares of common stock owned by BAMCO, Inc., 282,900 shares of common stock owned by Baron Capital Management, Inc. and 2,500,000 shares of common stock owned by Baron Growth Fund. BAMCO and Baron Capital Management, Inc. are subsidiaries of Baron Capital Group. Baron Growth Fund is an advisory client of BAMCO, Inc. Ronald Baron owns a controlling interest in Baron Capital Group. Share ownership amounts are based on figures set forth in the Schedule 13G filed by Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc., Baron Growth Fund and Ronald Baron filed on February 14, 2006.

(2)	Includes 58,130 shares of common stock owned by Lone Spruce, L.P., 127,568 shares of common stock owned by Lone Balsam, L.P., 106,575 shares of common stock owned by Lone Sequoia, L.P., 597,711 shares of common stock owned by Lone Cascade, L.P., 48,538 shares of common stock owned by Lone Sierra, L.P., 292,273 shares of common stock owned by Lone Pine Associates, LLC, 646,249 shares of common stock owned by Lone Pine Members, LLC and 2,303,988 shares of common stock owned by Lone Pine Capital LLC. Lone Pine Associates LLC is the general partner of Lone Balsam, L.P., Lone Sequoia, L.P., and Lone Spruce, L.P., and has the power to direct the affairs of each, including decisions respecting the disposition of the proceeds from the sale of shares. Lone Pine Members, LLC, the general partner of Lone Cascade and Lone

Sierra, has the power to direct the affairs of each, including decisions respecting the dispositions of the proceeds from the sale of the shares. Stephen F. Mandel, Jr. is the Managing Member of each of Lone Pine Associates LLC, Lone Pine Members LLC and Lone Pine Capital LLC and in that capacity directs its operations. Share ownership amounts are based on figures set forth in the Schedule 13G-A filed by Mr. Mandel, Jr., Lone Spruce, L.P., Lone Balsam, L.P., Lone Sequoia, L.P., Lone Cascade, L.P., Lone Sierra, L.P., Lone Pine Associates LLC, Lone Pine Members LLC, and Lone Pine Capital LLC on February 14, 2006.

(3)	Includes 800,000 shares of Class B common stock beneficially owned by Michael Hefferon, Trustee, for the Frederick & Nancy Heichemer Intangible Asset Management Trust.

(4)	A person has beneficial ownership of shares if he has the power to vote or dispose of the shares. This power can be exclusive or shared, direct or indirect. In addition, a person is considered by Commission rules to beneficially own shares underlying options or convertible securities that are presently exercisable or will become exercisable within 60 days of December 31, 2005. The shares listed in this table above include shares issuable upon the exercise of options or other rights that are exercisable or will become exercisable within 60 days of December 31, 2005.

(5)	As of December 31, 2005, there were 36,451,932 shares of our common stock outstanding and 13,755,945 shares of Class B common stock outstanding. To calculate a stockholder’s percentage of beneficial ownership of common stock, we must include in the numerator and denominator those shares of common stock underlying options or convertible securities (such as our Class B common stock) that the stockholder is considered to beneficially own. Shares of common stock underlying options or convertible securities held by other stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ.

(6)	Less than 5%.

How much stock do the Company’s Directors and executive officers own?

      The following table shows the amount of Dick’s Sporting Goods Class B common stock and common stock beneficially owned (unless otherwise indicated) by our Directors, the executive officers named in the Summary Executive Compensation Table below and the Directors and executive officers as a group. Except as otherwise indicated, all information is as of March 1, 2006.

      A person has beneficial ownership of shares if he has the power to vote or dispose of the shares. This power can be exclusive or shared, direct or indirect. In addition, a person is considered by the Commission rules to beneficially own shares underlying options and convertible securities that are presently exercisable or will become exercisable within 60 days of March 1, 2006. The shares listed in this table below include shares of common stock issuable upon the exercise of options or other rights that are exercisable or will become exercisable within 60 days of March 1, 2006.

	Shares Beneficially Owned

	Number				Percent(12)
							Voting
Name of Beneficial Owner	Common Stock		Class B		Common Stock	Class B	Power

Executive Officers and Directors
Edward W. Stack	442,750	(1)	11,797,790	(2)	25.05% (includes Class B common shares owned by Mr. Stack)(12)	85.99%	68.13%
William J. Colombo	492,946	(3)	—		1.33%	—	*
William R. Newlin	507,903	(4)	—		1.37%	—	*
Michael F. Hines	319,648	(5)	—		*	—	*
Gwen K. Manto	—		—		*	—	*
Gary Sterling	278,777	(6)	—		*	—	*
Emanuel Chirico	17,500	(7)	—		*	—	*
David I. Fuente	286,250	(8)	—		*	—	*
Walter Rossi	262,350	(9)	—		*	—	*
Lawrence J. Schorr	120,826	(10)	—		*	—	*
All Executive Officers and Directors as a group (10 persons)	2,728,950	(11)	11,797,790		31.24%	85.99%	69.44%

*	Percentage of shares of common stock beneficially owned does not exceed one percent (1%).

(1)	Includes 437,750 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 1, 2006. Also includes 5,000 shares held by Mr. Stack’s minor children. Mr. Stack disclaims beneficial ownership of those securities, and the inclusion of such shares shall not be an admission that the reporting person is the beneficial owner for the purposes of Section 16 under the Securities Exchange Act of 1934. On January 15, 2004, Mr. Stack entered into a three-year variable prepaid forward contract. At maturity on or just after January 16, 2007, Mr. Stack will deliver a maximum of 300,000 shares of common stock (the “Pre-paid Shares”) of the Company to the counter party in the transaction, based upon the closing sale price of the common stock on January 16, 2007. At Mr. Stack’s option, he may deliver cash in an amount equivalent to the value of the required number of shares at maturity. As part of this transaction, Mr. Stack is required to pledge with the counter party shares of common stock and/or Class B common stock equal to the number of Pre-paid Shares.

(2)	Includes 435,100 shares of Class B Common Stock held by Richard T. Stack, over which Edward W. Stack maintains sole voting power.

(3)	Includes 384,134 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 1, 2006. Also includes 1,200 shares held by Mr. Colombo’s children. Mr. Colombo disclaims beneficial ownership of those securities, and the inclusion of such shares shall not be an admission that the reporting person is the beneficial owner for the purposes of Section 16 under the Securities Exchange Act of 1934.

(4)	Includes 485,500 shares of common stock issuable upon the exercise of options that were exercisable within 60 days of March 1, 2006. Includes 18,000 shares held by Mr. Newlin’s spouse. Mr. Newlin disclaims beneficial ownership of those securities, and the inclusion of such shares shall not be an admission that the reporting person is the beneficial owner for the purposes of Section 16 under the Securities Exchange Act of 1934.

(5)	Includes 311,140 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 1, 2006.

(6)	Includes 98,280 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 1, 2006. Also includes 1,000 shares held by Mr. Sterling’s daughter. Mr. Sterling disclaims beneficial ownership of those securities, and the inclusion of such shares shall not be an admission that the reporting person is the beneficial owner for the purposes of Section 16 under the Securities Exchange Act of 1934. On December 5, 2005, Mr. Sterling, our then Senior Vice President-Merchandising, announced his retirement. On February 1, 2006, Mr. Sterling entered into a consulting and separation agreement with us. See “Severance and Other Arrangements.”

(7)	Includes 17,500 shares of common stock issuable upon the exercise of options that were exercisable within 60 days of March 1, 2006.

(8)	Includes 273,150 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 1, 2006.

(9)	Includes 250,050 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 1, 2006.

(10)	Includes 85,500 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 1, 2006.

(11)	A total of 2,343,004 shares of common stock are issuable upon the exercise of options for all 10 officers and directors as a group within 60 days of March 1, 2006.

(12)	As of March 1, 2006, there were 36,627,084 shares of common stock outstanding and 13,719,395 shares of Class B common stock outstanding. To calculate an individual Director or executive officer’s percentage of beneficial ownership of common stock, we must include in the numerator and denominator those shares of common stock underlying options or convertible securities (such as our Class B common stock) that the Director or executive officer is considered to beneficially own. Shares of common stock underlying options or convertible securities held by other directors, executive officers and stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our Directors and executive officers may differ.

Section 16(a) Beneficial Ownership Reporting Compliance.

      Based upon a review of filings with the Commission and written representations that no other reports were required we believe that all of our Directors and executive officers complied during 2005 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

ITEM 1 — ELECTION OF DIRECTORS

      The Board is divided into three (3) classes, each containing as nearly as possible an equal number of Directors. The current term of office of our Class A Directors expires at the 2006 annual meeting while the Class B Directors expires at the 2007 annual meeting and the Class C Directors expires at the 2008 annual meeting. Upon recommendation by the Governance and Nominating Committee of the Board of Directors, the Board of Directors proposes that the following nominees, William J. Colombo (a Class A Director) and David I. Fuente (a Class A Director), be elected for new terms of three (3) years and until their successors are duly elected and qualified as Class A Directors. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a Director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Directors Standing for Election.

      The Directors standing for election at the annual meeting are:

      William J. Colombo, 50, became our President and a board member in 2002 in addition to being Chief Operating Officer. From late in 1998 to 2000, Mr. Colombo served as President of dsports.com LLC, our internet commerce subsidiary. Mr. Colombo served as Chief Operating Officer and an Executive Vice President from 1995 to 1998. Mr. Colombo joined us in 1988. From 1977 to 1988, he held various field and district positions with J.C. Penney Company, Inc. (a retailing company listed on the NYSE). He is also on the board of directors of

Gibraltar Industries (a leading processor, manufacturer and provider of high value-added, high margin steel products and services listed on Nasdaq). Mr. Colombo’s term as a Class A Director expires at the 2006 annual meeting.

      David I. Fuente, 60, has served on the Board since 1993. Mr. Fuente is currently a member of the board of Office Depot, Inc. (an office supply retailer listed on the NYSE) and was Chairman of Office Depot from 1987 to 2001 and its Chief Executive Officer from 1987 to 2000. He currently serves as a director for Ryder System, Inc. (a truck leasing and logistics company listed on the NYSE). Mr. Fuente’s term as a Class A Director expires at the 2006 annual meeting.

      The Board unanimously recommends that the stockholders vote “For” the persons nominated by the Board as Class A Directors.

Other Directors Not Standing for Election at this Meeting.

      Other than the current nominees, the four (4) remaining members of the Board of Directors who served during fiscal 2005 will continue to serve as members of our Board. Our other Directors who will serve after the 2006 annual meeting are:

      Edward W. Stack, 51, has served as our Chairman and Chief Executive Officer since 1984 when the founder and Edward Stack’s father, Richard “Dick” Stack, retired from our then two store chain. Mr. Edward Stack has served us full time since 1977 in a variety of positions, including President, Store Manager and Merchandise Manager. Mr. Stack’s current term of office as a Class C Director expires at the 2008 annual meeting.

      Lawrence J. Schorr, 52, has served on the Board since 1985. Mr. Schorr currently serves as Chief Executive Officer of Boltaron Performance Products, LLC (formerly, Empire Plastics, Inc.) (a privately owned plastics manufacturing company) and as co-managing partner of the law firm of Levene, Gouldin and Thompson LLP. Mr. Schorr has held both of these positions for the last five years. He previously was President of RRT-Recycle America, a subsidiary of WMX Technologies, Inc. He formerly served in the same position for Resource Recycling Technologies, Inc. (a solid waste material management company listed on the American Stock Exchange). Prior to that he served as a partner in the law firm of Levene, Gouldin and Thompson LLP. Mr. Schorr’s term as a Class C Director expires at the 2008 annual meeting.

      Emanuel Chirico, 48, has served on the Board since December 2003. On June 14, 2005, Mr. Chirico became a Director of the Phillips-Van Heusen Corporation (apparel and footwear listed on the NYSE) and was named its Chief Executive Officer on February 27, 2006. Previously, Mr. Chirico had been Phillips-Van Heusen’s President and Chief Operating Officer since June of 2005. Mr. Chirico had been the Executive Vice President and Chief Financial Officer of Phillips-Van Heusen Corporation from 1999 until June 2005. From 1993 until 1999, Mr. Chirico was Phillips-Van Heusen Corporation’s controller. Prior to that, he was a partner at Ernst & Young LLP. Mr. Chirico’s current term of office as a Class B Director expires at the 2007 annual meeting.

      Walter Rossi, 63, has served on the Board since 1993. In 2004, Mr. Rossi became a director of Guitar Center, Inc. (a retailer of musical instruments listed on Nasdaq). Mr. Rossi formerly served as Chief Executive Officer of Naartjie Custom Kids, Inc. (a children’s apparel retailer), Chief Executive Officer of Home Express (a retailer of home furnishings), Chairman of the Retail Group at Phillips-Van Heusen Corporation (apparel and footwear company listed on the NYSE) and Chairman and Chief Executive Officer of Mervyn’s (a department store chain). Mr. Rossi’s current term of office as a Class B Director expires at the 2007 annual meeting.

How are Directors compensated?

      Beginning in fiscal 2001, non-employee Directors were compensated by means of an annual retainer of $20,000 plus $7,500 per meeting ($3,750 for teleconferences) both paid in cash. In addition to the annual retainer and per meeting fees (Board and committee per meeting fee is reduced if attended by teleconference), each committee chair receives $15,000 per committee chairmanship per year, except that the audit committee chair receives an annual retainer of $25,000. Each committee member also receives a per committee meeting fee of $1,500 ($750 for teleconferences). There are generally six (6) Board meetings per year. Prior to fiscal 2001, non-employee Directors received no cash compensation. Instead, there was an initial stock option grant of

46,200 shares and annual stock option grants of 23,100 shares. Currently, each Director receives an initial option grant exercisable for 20,000 shares upon his first election to the board with an additional annual option grant exercisable for 10,000 shares for each year of service thereafter. In accordance with our practice, each of Messrs. Fuente, Chirico, Rossi and Schorr received option grants exercisable for 10,000 shares of the Company’s common stock at an exercise price of $37.90 as part of their annual stock option grant made in fiscal 2006. In each case these options vest in equal installments over four years from the date of grant. Additionally, members of our Board of Directors are reimbursed for their expenses incurred in connection with attending any meeting.

How often did the Board meet during fiscal 2005?

      The Board of Directors met six (6) times during fiscal 2005. Each Director attended all Board of Director meetings either in person or via teleconference except that one director was absent from one meeting held via teleconference. The Audit Committee met five (5) times during fiscal 2005. Each Audit Committee member attended all Audit Committee Meetings. During fiscal 2005, the Compensation Committee met five (5) times. Each Compensation Committee member attended all of the Compensation Committee Meetings. The Governance and Nominating Committee met five (5) times during fiscal 2005. Each Governance and Nominating Committee member attended all of the Governance and Nominating Committee Meetings.

What committees has the Board established?

      The Board of Directors has standing Compensation and Audit Committees that were established prior to our initial public offering, and in March 2003 we constituted a standing Governance and Nominating Committee. The following sets forth Committee memberships as of the date of this proxy statement.

Governance and
	Compensation	Audit		Nominating
Director	Committee	Committee		Committee

Edward W. Stack
William J. Colombo
David I. Fuente	X (c)			X
Emanuel Chirico		X	(c)†
Walter Rossi		X
Lawrence J. Schorr	X	X		X (c)

(c)	Denotes chair.

†	Mr. Chirico became Chairman of the Audit Committee in March 2005.

      Messrs. Chirico (Chairperson), Schorr and Rossi were members of the Audit Committee during fiscal 2005, which has been established in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934. We adopted an Audit Committee charter that was effective upon completion of our initial public offering, which we amended and restated after the adoption of the final New York Stock Exchange rules relating to corporate governance in December 2003 and amended further in December 2004 to reflect additional changes in the New York Stock Exchange rules relating to corporate governance under which the Audit Committee reviews with management our internal financial controls, accounting procedures and reports. The Audit Committee also reviews the engagement of our independent auditors, makes recommendations to the Board of Directors regarding the selection of independent auditors and reviews the scope, fees and results of any audit. Emanuel Chirico is qualified as the audit committee financial expert within the meaning of the Commission regulations and the Board has determined that he has accounting and financial management expertise within the meaning of the standards of the New York Stock Exchange. The Board has determined that Mr. Chirico is independent as the term is defined in Item 7(d)(3)(iv) of Schedule 14A and the Board has determined that all members of our Audit Committee are independent within the meaning of the Commission regulations relating to audit committee independence, the listing standards of New York Stock Exchange and the Company’s Corporate Governance Guidelines. Our Audit Committee Charter is available on the Investor Relations portion of our website (www.dickssportinggoods.com).

      Messrs. Fuente (Chairperson) and Schorr comprise the Compensation Committee. The Compensation Committee monitors our stock option and stock purchase plans and establishes the terms and conditions of all stock option grants. Our Compensation Committee Charter, which was amended in December 2004 to reflect changes in the New York Stock Exchange Rules relating to corporate governance, is available on the Investor Relations portion of our website (www.dickssportinggoods.com).

      Messrs. Fuente and Schorr (Chairperson) currently comprise the Governance and Nominating Committee. Mr. Stack served on the Governance and Nominating Committee in 2004 but resigned from the Committee in March of 2005. This committee provides oversight and guidance to the Board of Directors to ensure that the membership, structure, policies and processes of the Board and its committees facilitate the effective exercise of the Board’s role in our governance. The committee reviews and evaluates the policies and practices with respect to the size, composition and functioning of the board, evaluates the qualifications of and recommends to the full Board candidates for election as Directors, and reviews and recommends to the full Board the compensation and benefits for non-employee Directors. The Governance and Nominating Committee recommended to the Board of Directors that Messrs. Colombo and Fuente stand for election as Class A Directors. Our Governance and Nominating Committee charter is available on the Investor Relations portion of our website (www.dickssportinggoods.com). Because the Company is a “controlled company” under the New York Stock Exchange’s Corporate Governance Standards, it is not required to have an independent nominating committee. However, both Messrs. Fuente and Schorr would qualify as independent under the standards applicable to non-controlled companies under the New York Stock Exchange’s Corporate Governance Standards.

      On March 1, 2006, the Board named David I. Fuente to act as the presiding non-management director for a one-year term (until the 2007 annual meeting proxy statement is filed or until his successor is duly appointed and qualified).

How does the Board select nominees for the Board?

      The Governance and Nominating Committee will consider candidates for Board membership suggested by its members and other Board members and management. This committee will consider Director candidates from stockholders for election at the 2007 annual meeting if such nominees are submitted in accordance with the procedures set forth in “Additional Information — Advanced Notice Procedures.”

      The Governance and Nominating Committee, at the direction of the Committee Chair, makes an initial determination as to whether to conduct a full evaluation of a prospective candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or to expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the other Board members as appropriate, that additional consideration is warranted, it may request that additional information about the prospective nominee’s background and experience be gathered and a report be prepared for the Committee. The Committee then would evaluate the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including independence, integrity, experience, sound judgment in areas relevant to the Company’s businesses and willingness to commit sufficient time to the Board, all in the context of an assessment of the perceived needs of the Board at that point in time. The Committee will also measure candidates against the criteria it sets, including skills and attributes that reflect the values of the Company. The Governance and Nominating Committee will also be responsible for reviewing with the Board, on an annual basis, the criteria it believes appropriate for Board membership.

      The Committee will also consider such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. Depending on the needs of the Company at the time, the prospective nominees and such other factors as the Committee deems in its business judgment to be relevant, the Committee will take such other steps as are necessary to evaluate the prospective nominee, including, if warranted, one or more of the members of the Committee interviewing the prospective nominee. After completing this evaluation and other steps of the process the Committee would make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Does the Company have a Code of Ethics?

      Our Code of Business Conduct and Ethics is applicable to all of our officers, directors and employees, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code is available on the Investor Relations portion of our website (www.dickssportinggoods.com). We intend to post amendments to or waivers from the Code (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer or Directors).

How do stockholders communicate with the Board?

      Stockholders and other parties interested in communicating directly with the Board, the presiding non-management director or with the non-management directors as a group may do so by writing to the Board or Presiding Director (as the case may be), c/o Chief Administrative Officer and the Corporate Secretary, Dick’s Sporting Goods, Inc., 300 Industry Drive, RIDC Park West, Pittsburgh, PA 15275 or e-mail at investors@dcsg.com to the attention of the Chief Administrative Officer and the Corporate Secretary. Effective March 25, 2004, the Governance and Nominating Committee of the Board approved a process for handling letters received by the Company and addressed to non-management members of the Board. Under that process, our Governance and Nominating Committee has instructed our Chief Administrative Officer to (i) review any such correspondence, (ii) regularly forward to the Board a summary of all such correspondence and (iii) regularly forward to the presiding non-management director copies of all correspondence that is addressed to the presiding director or the non-management directors as a group or that, in the opinion of the Chief Administrative Officer, is intended for the presiding director or the non-management directors or that otherwise requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

How does the Board determine which directors are considered independent?

      On December 4, 2003, the Board adopted its Corporate Governance Guidelines which were amended on December 1, 2004 to reflect certain changes made by the New York Stock Exchange to its listing standards. The Guidelines adopted by the Board meet the listing standards adopted by the New York Stock Exchange for “controlled companies,” and the full text of the Guidelines can be found in the Investor Relations section of the Company’s website (www.dickssportinggoods.com). A copy may also be obtained upon request from the Company’s Corporate Secretary.

      Pursuant to the Guidelines, the Board undertook its annual review of director independence on March 1, 2006 and March 20, 2006. During this review, the Board considered transactions and relationships between each director with the Company (either directly or as a partner, stockholder or officer of any organization that has a relationship with the Company). As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

      As a result of this review, the Governance and Nominating Committee affirmatively determined that Messrs. Chirico, Fuente, Rossi and Schorr are independent directors in accordance with the standards set forth in the Guidelines.

Policy on Annual Meeting Attendance

      The Board’s official policy with respect to Board attendance at the annual meeting of stockholders is that the Board strongly encourages its members to attend the Company’s annual meeting of stockholders; the Company also expects that most of its Directors will attend its 2006 annual meeting. All of the current members of the Board were in attendance at last year’s annual meeting.

Compensation Committee Interlocks and Insider Participation

      Our Compensation Committee currently consists of Messrs. Fuente and Schorr. Neither Mr. Fuente nor Mr. Schorr has ever been an officer or employee of ours or any of our subsidiaries. None of our executive officers serve or have served as a member of the Board of Directors, Compensation Committee or other Board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our Directors or on our Compensation Committee. Our Compensation Committee customarily has met and discussed matters relating to the compensation of our employees and key officers.

Certain Relationships and Related Transactions

      Some of our stockholders who own more than 5% of a class of our common stock have registration rights to register shares of our common stock under the Securities Act of 1933. They may request that we register their shares of common stock with the Commission, and, if all conditions under our registration rights agreement are met, we must register their shares. We would be required to bear specified expenses related to those registrations.

      We owe entities established by the estate of Richard “Dick” Stack, our founder and father of Edward W. Stack, a balance of $40,000 as of January 28, 2006. The obligation represents the remaining balance on a $1,251,000 (the largest aggregate amount of indebtedness outstanding under the promissory note) in principal amount loan granted to us in 1986, payable at an annual interest rate of 12% in monthly installments of approximately $14,000 through May 1, 2006. The loan, which is subordinated to all of our senior indebtedness, may be prepaid, in whole or in part, at any time without premium or penalty. The loan may be accelerated upon an event of default, including default on any payment on the loan for a period of 15 days after notice, default in the observance of any other covenant, condition or agreement for a period of 30 days, the acceleration of our other indebtedness or our inability to pay our debts as they become due. At the time the loan was granted to us, we believed the terms were consistent with the terms that we would have received from an unaffiliated third party in an arms-length transaction.

      We also lease two locations from entities established by Dick Stack’s estate, one of which continues to operate as one of our stores and the second of which has been subleased to a third party. Our total monthly lease payments for the two locations is $20,000. We paid $240,000 under these leases in fiscal year 2005. The amount we are paying per square foot under these leases is comparable to the amounts we agreed to pay to unaffiliated third parties for other new leases that were entered into around the same time period.

      We entered into an agreement with Edward W. Stack and Richard T. Stack, dated November 12, 1992, which gives Edward W. Stack an irrevocable proxy to vote all of our shares owned (including shares acquired in the future) by Richard T. Stack.

      Kim Myers, the sister of our Chairman and CEO and a holder of our Class B common stock, is married to Tim Myers, our Director of Reverse Logistics, an employee in our Conklin, New York facility. During fiscal 2005, Mr. Myers was paid an aggregate salary and bonus of $122,375 for his services during the year.

      Mr. Newlin’s son-in-law is a shareholder of the law firm of Buchanan Ingersoll PC, which provided legal services in excess of $60,000 in fiscal year 2005 to the Company. The amounts paid by the Company to Buchanan Ingersoll were not material to the Company.

      On February 13, 2006, we entered into an Aircraft Sublease Agreement with Corporate Air, LLC (“Corporate Air”). Under that sublease we will charter for business use an aircraft owned by EWS, LLC (“EWS”), an entity owned by Edward W. Stack. Corporate Air, an independent airline charter company, has a master lease with EWS under which Corporate Air operates and maintains this aircraft, hires pilots and other staff for flight operations and also may act to charter the aircraft for use by third parties. During the five (5) year sublease term, we have the right to use this aircraft on a flight available basis for one thousand five hundred (1,500) hours for travel purposes. The sublease may be terminated on certain conditions as set forth in the sublease and terminates automatically if Corporate Air no longer has the right to operate the aircraft under the master lease. Under this arrangement, we will pay Corporate Air (i) a base fee of $150,000 per month and (ii) an hourly charter rate of $1,900 per block hour of actual usage. The hourly charter rate is subject to a fuel surcharge adjustment, as set forth in the sublease. Since the beginning of this arrangement until March 5, 2006 we have paid Corporate Air $300,000 under the sublease. EWS has no interest in the amounts we pay Corporate Air but is paid certain amounts by Corporate Air for its third party charter use of the aircraft.

Report of the Audit Committee

      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

      The charter of the Audit Committee of the Board of Directors specifies that the purpose of the Committee is to assist the Board of Directors in its responsibility to:

•	oversee the integrity of the audit process, financial reporting and internal accounting controls of the Company;

•	oversee the work of the Company’s financial management, the internal auditors employed by the Company and any registered public accounting firm employed by the Company for the purpose of preparing or issuing an audit report or related work;

•	oversee management’s development of, and adherence to, a sound system of internal accounting and financial controls and that internal auditors and outside auditors objectively assess the Company’s financial reporting, accounting practices and internal controls; and

•	provide an open avenue of communication between outside auditors, internal auditors and the Board.

(In connection with the New York Stock Exchange’s adopting its revised Corporate Governance Standards, we amended and restated the Company’s Audit Committee Charter on December 1, 2004. The full text of the Committee’s charter is available on the Investor Relations portion of our website (www.dickssportinggoods.com).)

      In carrying out these responsibilities, the Audit Committee, among other things:

•	provides oversight on matters relating to its appointment of and oversight of the outside auditors;

•	reviews matters concerning the appointment and oversight of the internal auditors;

•	provides oversight and review of accounting principles and practices and internal controls;

•	provides oversight and monitoring of the Company’s financial statements and audits;

•	oversees matters relating to communications with the outside auditors and management;

•	prepares an annual report to be included in the Company’s proxy statement relating to the annual report; and

•	provides oversight to the extent it deems necessary on certain other matters related to certain related party transactions.

      The Committee met five (5) times during fiscal 2005. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent auditors without the presence of the Company’s management.

      As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent auditors all annual financial statements and quarterly operating results prior to their issuance. During fiscal 2005, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the adoption of, or changes to, the Company’s significant internal auditing and accounting principles and procedures as suggested by the outside auditors, internal audit and management and any management letters provided by the outside auditors and the response to those letters. The Committee also discussed with Deloitte & Touche LLP matters relating to its independence, including a review of audit and non-audit fees and the disclosures made to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has received a written disclosure letter as required by that standard. The Audit Committee has also received, reviewed and discussed with Deloitte & Touche LLP the report required by section 10A(k) of the Securities Exchange Act of 1934.

      Taking all of these reviews and discussions into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006, for filing with the Commission.

Members of the Audit Committee

Emanuel Chirico (Chairperson)
Lawrence J. Schorr
Walter Rossi

Audit and Non-Audit Fees and Independent Public Accountants

      The following table presents fees for professional audit services rendered by Deloitte & Touche LLP (we sometimes refer to Deloitte & Touche LLP as D&T) for the audit of the Company’s annual financial statements for fiscal 2004 and 2005, and fees billed for other services rendered by D&T for fiscal 2004 and 2005.

	Fiscal 2005	Fiscal 2004

Audit Fees(a)	$890,074	$727,724
Audit-Related Fees(b)	49,000	53,042
Tax Fees(c)	336,723	171,538
All Other Fees	—	—

Total all Fees	$1,275,797	$952,304

(a)	Includes $345,324 and $320,934 of fees incurred in connection with review of Company compliance under the Sarbanes-Oxley Act in fiscal 2005 and 2004, respectively.

(b)	Principally audits of employee benefit plans.

(c)	Tax-related services related primarily to tax compliance (including U.S. federal and state returns), tax consulting and tax planning.

      The Audit Committee pre-approves the terms of all auditing services and the terms of any non-audit services which the independent registered public accounting firm is permitted to render under Section 10A(h) of the Securities Exchange Act of 1934. The Audit Committee may delegate the pre-approval to one of its members, provided that if such delegation is made, the full Audit Committee at the next regularly scheduled meeting shall be presented with any pre-approval decision made by that member. During fiscal 2005, both on an annual basis and as it relates to specific engagements, the Audit Committee pre-approved 100% of the terms (including compensation) of all auditing services included in Audit Fees and Audit-Related Fees (including the provision of any comfort letters in connection with securities underwritings), and 100% of the terms (including compensation) of any permissible non-audit services included in Tax Fees.

      D&T has served as our independent accountants since the audit for the 11-month period ended January 30, 1999. D&T has been selected by the Audit Committee to act as our independent public accountant for fiscal 2006. Representatives of D&T will be present at the meeting to respond to questions and to make statements as they desire.

Executive Compensation

Report of the Compensation Committee

      The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

      The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 2005.

What is the Company’s philosophy on executive officer compensation?

      The Company’s compensation program for executives consists of three key elements:

•	a base salary;

•	a performance-based annual bonus, which is payable in cash; and

•	periodic grants of stock-based compensation, such as stock options. Under this approach, compensation for these officers involves a high proportion of pay that is “at risk,” in the form of the annual bonus, which is based, in significant part, on our performance. In addition, stock-based compensation such as stock options relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company’s stockholders.

      We believe that this three-part approach best serves the interests of our Company and its stockholders. It enables the Company to meet its requirements for management and creative talent while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of stockholders.

      Base Salary. Base salaries for our executive officers other than the Chief Executive Officer, including any annual or other adjustments, are based upon recommendations by the Chief Executive Officer, taking into account such factors as salary norms in comparable businesses, a subjective assessment of the nature of the position and the contribution and experience of the officer. During fiscal 2005, recommendations relating to executive officers subject to Section 162(m) of the Internal Revenue Code were reviewed by the Compensation Committee.

      Annual Bonus. Awards of annual bonuses to executive officers who are subject to Section 162(m) of the Internal Revenue Code were set by the Compensation Committee, and all other bonuses paid to non-executive officers were made in accordance with a formula established by the Compensation Committee and Chief Executive Officer.

      Under the Company’s annual bonus program, executive officers and certain other employees are eligible to receive cash bonuses based upon the Company’s attainment of specific performance goals, primarily total Company pre-tax earnings, as recommended by the Chief Executive Officer and approved by the Compensation Committee. Target incentive bonus opportunities are established at the beginning of the fiscal year as measured by earnings before taxes at the total Company level. A specified percentage of a bonus program participant’s annual salary is used to determine any amount to be paid. A threshold level of performance is established below which no bonus award is paid, levels of performance at which specified percentages of the target bonus will be paid, and a maximum level of performance above which no additional bonus would be paid.

      The fiscal 2005 bonus programs specified that the maximum bonus payable to the Chief Executive Officer is limited to four (4) times annual salary, the maximum bonus payable to the President and Chief Operating Officer, the Executive Vice President and Chief Administrative Officer and the Executive Vice President and Chief

Financial Officer is limited to 1.5 times annual salary and the maximum bonus payable to the former Senior Vice President Merchandising is limited to .75 times annual salary. For fiscal 2005, no bonus payments under the 2005 bonus program were made to the named executive officers of the Company who are potentially subject to Section 162(m) of the Internal Revenue Code.

      However, as a result of the Company’s fiscal 2005 operating results, which significantly exceeded the Company’s prior year’s results, the Committee determined that discretionary awards would be paid to eligible Company employees. In connection with this determination, the Company paid Messrs. Stack, Colombo, Newlin and Hines cash bonuses of $1,040,000, $300,000, $300,000 and $270,000 respectively.

      Stock Options. During fiscal 2005, the Compensation Committee operated under guidelines for stock option grants, which are generally applicable to all eligible employees. Under these guidelines, stock option grants are generally made on an annual basis in amounts that take into account such factors as market data on total compensation packages, the value of stock option grants at targeted external companies, total stockholder return, share usage and stockholder dilution. In appropriate cases, however, special grants may be authorized outside of the annual-grant framework.

      Generally, all decisions to grant stock options are in the sole discretion of the Compensation Committee and, except for grants to the Chief Executive Officer, based upon recommendation from the Chief Executive Officer. Historically most options have vested over a minimum of four (4) years. Virtually all options are granted with exercise prices equal to the market value of the Company’s common stock.

How is the Company’s Chief Executive Officer compensated?

      Mr. Stack, Chairman and Chief Executive Officer, is eligible to participate in the same executive compensation program available to other Company executives and his total annual compensation, including compensation derived from the annual bonus program, was set by the Compensation Committee based on the same factors as other executives, namely, the continued increase in the Company’s earnings and the Company’s comparative performance versus other companies in the sporting goods retail category. Payments earned by Mr. Stack are included in the Summary Compensation Table. Mr. Stack as a greater than 5% stockholder is ineligible to participate in the Company’s employee stock purchase plan.

How is the Company addressing Internal Revenue Code limits on deductibility of compensation?

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four (4) other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

      The Committee believes that it is generally in the Company’s best interest to attempt to structure performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements. However, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation. Accordingly, the Compensation Committee expressly reserves the authority to approve non-deductible compensation in appropriate circumstances. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Members of the Compensation Committee

David I. Fuente (Chairperson)
Lawrence J. Schorr

Severance and Other Arrangements

      All of our executive officers have executed agreements with us providing them with severance payments upon termination of employment with us under certain circumstances. Upon the termination of employment of an officer under such circumstances we are obligated to pay to that officer an amount equal to the greater of (i) four (4) weeks of pay at the officer’s base salary or (ii) one week of pay for every year of employment with us. The severance payment is payable bi-weekly over the 12-month period following the officer’s termination. No severance payment is payable to the officer if the officer voluntarily terminates employment with us, retires or is terminated due to “cause” (as defined in the agreement), death, or permanent disability. The Company in its discretion may offer other arrangements to employees who end employment with the Company.

      On February 1, 2006, we entered into a consulting and separation agreement with Gary M. Sterling, our former Senior Vice President of Merchandising. The agreement amended Mr. Sterling’s existing arrangement with us. During the term of the agreement (from January 1, 2006 to January 31, 2007), Mr. Sterling is required to provide us consulting services relating to transitioning his responsibilities at the Company. The agreement confirms that 150,000 shares of the Company’s common stock underlying his January 21, 2004 stock option grant will remain exercisable for a period of 90 days following January 31, 2007. The remaining 150,000 shares of common stock underlying the January 21, 2004 stock option grant were forfeited as part of the agreement. Under the agreement, Mr. Sterling was also eligible to receive the fiscal 2005 bonus that he would have earned under Senior Vice President of Merchandising Bonus Plan; that bonus was contingent upon certain performance criteria being met. Because those performance criteria were not met, Mr. Sterling was not paid any bonus under agreement or otherwise for fiscal 2005. During the term of the agreement Mr. Sterling is eligible to participate in the Company’s health coverage plans. In consideration of the forgoing, Mr. Sterling agreed to non-competition covenants, provided us releases and waivers of claims and agreed to confidentiality provisions contained in the agreement.

      On November 28, 2005, the Company agreed to terms of employment with Gwen Manto, whereby Ms. Manto agreed to join the Company as Executive Vice President & Chief Merchandising Officer (the “Offer Letter”). Ms. Manto joined the Company in January, 2006. Under the Offer Letter, Ms. Manto receives a gross annual salary of $600,000, and will be eligible to participate in the Company’s management bonus plan. Ms. Manto received a signing bonus of $385,000, payable in two installments, which must be refunded if employment is voluntarily terminated within one year of starting employment, and an initial stock grant of 75,000 shares, which are cliff vested at three (3) years from her starting employment date. The Company also agreed to pay to Ms. Manto the value of 8,000 units of unvested restricted stock held by Ms. Manto in connection with her previous employment at Sears, Roebuck & Company. These payments will be made in two installments during 2006 and 2007, with the first payment of $609,250 being paid on February 15, 2006. Additionally, Ms. Manto is eligible to participate in the full range of benefits and 401K plan offered to other Company officers.

      We entered into an offer letter with William R. Newlin, our Chief Administrative Officer and Executive Vice President who joined the Company on October 22, 2003. As part of his offer letter, Mr. Newlin received a non-qualified stock option grant exercisable for 600,000 shares of our common stock, which vests 50%, 25% and 25% on the first, second and third anniversaries of the grant and is exercisable for not less than six years from the dates of vesting. All of the option vests upon the occurrence of an event where Edward W. Stack (whether by reason of stock ownership or position) is no longer in a position to make controlling judgments concerning the employee’s responsibilities with our Company.

Summary Executive Compensation Table

      The following table sets forth information concerning the compensation earned by our chief executive officer and our other executive officers (our “named executive officers”) for services rendered in all capacities to us in fiscal 2003, 2004 and 2005.

						Long-Term
						Compensation

		Annual Compensation				Securities
				Other Annual		Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation		Options/SARs (#)	Compensation(4)

Edward W. Stack	2005	$650,000	$1,040,000	$208,585	(2)	125,000	$40,541	(5)
Chairman and	2004	650,000	2,600,000	19,025	(2)(3)	—	40,041	(6)
Chief Executive Officer	2003	600,000	1,728,000	43,668	(2)(3)	1,920,000	41,941	(7)
William J. Colombo	2005	$500,000	$300,000	$4,714	(2)(3)	50,000	$11,590	(5)
President and	2004	500,000	750,000	4,592	(2)(3)	—	10,359	(6)
Chief Operating Officer	2003	450,000	648,000	3,428	(2)(3)	46,000	12,990	(7)
William R. Newlin	2005	$500,000	$300,000	$5,666	(2)(3)	50,000	$7,000
Executive Vice President and	2004	500,000	750,000	3,941	(2)(3)	—	—
Chief Administrative Officer(8)	2003	126,346	181,938	—		646,000	—
Michael F. Hines	2005	$450,000	$270,000	$312	(2)(3)	50,000	$—
Executive Vice President and	2004	450,000	675,000	2,049	(2)(3)	—	2,596
Chief Financial Officer	2003	450,000	648,000	831	(2)(3)	46,000	8,400
Gwen K. Manto	2005	$34,615	$385,500	$609,250		75,000	$—
Executive Vice President and	2004	—	—	—		—	—
Chief Merchandising Officer(9)	2003	—	—	—		—	—
Gary M. Sterling(10)	2005	$375,000	$—	$294	(2)(3)	20,000	$7,000
	2004	375,000	281,250	1,713	(2)(3)	—	6,500
	2003	334,750	240,615	1,116	(2)(3)	320,000	8,400

(1)	Bonus awards shown in this column for fiscal years 2003, 2004 and 2005 were earned during and based on our performance in fiscal year 2003, 2004 and 2005 but were not paid until fiscal year 2004, 2005 and 2006, respectively.

(2)	Amount shown is the tax payment incurred as a result of (i) insurance and country club dues for Mr. Stack in fiscal year 2004, (ii) professional fees, personal air travel, insurance and country club dues for Mr. Stack in fiscal year 2003, (iii) professional fees and insurance for Mr. Colombo, (iv) country club dues for Mr. Newlin and (v) professional fees for Mr. Hines and Mr. Sterling. Amount shown for Mr. Stack in 2005 is the tax payment incurred as a result of insurance and country club dues of $96,702, $107,873 in country club dues and $4,010 automobile allowance.

(3)	The amounts do not include the value of perquisites and other personal benefits because they do not exceed the lesser of $50,000 or 10% of any such officer’s total annual salary and bonus.

(4)	All Other Compensation includes matching contributions under our 401(k) Plan and/or life insurance premiums.

(5)	Includes $9,000 and $4,590 of insurance premiums paid in fiscal 2005 by us on life insurance policies for the benefit of Messrs. Stack and Colombo, respectively. The beneficiaries under the policies, upon the executive’s death, are the executives’ respective spouses. For Mr. Stack, the amount also includes a $24,541 insurance premium paid in fiscal 2005 by us on an additional life insurance policy for which the Company is, upon the executive’s death, the beneficiary or where prior to death, Mr. Stack may receive the cash surrender value of the policy. The aggregate remaining premiums on this second policy are $73,623. Included $7,000 and $7,000 of matching contributions under the Company’s 401(k) Plan for Messrs. Stack and Colombo, respectively.

(6)	Includes $9,000 and $4,590 of insurance premiums paid in fiscal 2004 by us on life insurance policies for the benefit of Messrs. Stack and Colombo, respectively. The beneficiaries under the policies, upon the executive’s death, are the executive’s respective spouses. For Mr. Stack, the amount also includes a $24,541 insurance premium paid in fiscal 2004 by us on an additional life insurance policy for which the Company is, upon the executive’s death, the beneficiary or where prior to death, Mr. Stack may receive the cash surrender value of the policy. Includes $6,500 and $5,769 of matching contributions under the Company’s 401(k) Plan for Messrs. Stack and Colombo, respectively.

(7)	Includes $9,000 and $4,590 of term life insurance premiums paid in fiscal 2003 by us on life insurance policies for the benefit of Messrs. Stack and Colombo, respectively. The beneficiaries under the policies, upon the executive’s death, are the executive’s respective spouses. For Mr. Stack, the amount also includes a $24,541 insurance premium paid in fiscal 2003 by us on an additional life insurance policy for which the Company is, upon the executive’s death, the beneficiary or where prior to death, Mr. Stack may receive the cash surrender value of the policy. Includes $8,400 and $8,400 of matching contributions under the Company’s 401(k) Plan for Messrs. Stack and Colombo, respectively.

(8)	Mr. Newlin’s employment with us began on October 22, 2003 and his compensation for fiscal 2003 represents amounts paid from his start date.

(9)	Ms. Manto’s employment with us began on January 9, 2006 and her compensation for fiscal 2005 represents amounts paid from her start date. Pursuant to her offer letter, Ms. Manto was entitled to receive a signing bonus of $385,000, payable in two installments, which must be refunded if employment is voluntarily terminated within one year of starting employment. The first payment of $100,000 was paid to Ms. Manto in January of 2006, with the remaining amount being paid in February of 2006. The Company also agreed pursuant to the offer letter to pay to Ms. Manto the value of 8,000 units of unvested restricted stock held by Ms. Manto in connection with her previous employment at Sears, Roebuck & Company. These payments will be made in two installments during 2006 and 2007, with the first payment of $609,250 being paid on February 15, 2006. The amount of the second payment, payable in 2007, cannot be determined at this time.

(10)	On December 5, 2005, Gary Sterling, our then Senior Vice President-Merchandising, announced his retirement. On February 1, 2006 Mr. Sterling entered into a consulting and separation agreement with us. See “Severance and Other Arrangements.”

Option Grants in Fiscal 2005

      During fiscal 2005 the following stock options were granted to the named executive officers:

	Individual Grants
					Potential Realizable Value
	Number of	Percent of Total			at Assumed Annual Rates
	Securities	Options/SARs			of Stock Price Appreciation
	Underlying	Granted To	Exercise		for Option Term
	Options/SARs	Employees in	or Base	Expiration
Name	Granted (#)	Fiscal Year	Price ($/Sh)	Date	5% ($)	10% ($)

Edward W. Stack	125,000	10.05%	$35.95	3/2/2015	$2,826,095	$7,161,880
William J. Colombo	50,000	4.02%	$35.95	3/2/2015	$1,130,438	$2,864,752
William R. Newlin	50,000	4.02%	$35.95	3/2/2015	$1,130,438	$2,864,752
Michael F. Hines	50,000	4.02%	$35.95	3/2/2015	$1,130,438	$2,864,752
Gwen K. Manto	75,000	6.03%	$35.99	1/9/2016	$1,697,544	$4,301,909
Gary M. Sterling	20,000	1.61%	$35.95	3/2/2015	$452,175	$1,145,901

Option Exercises and Values for Fiscal 2005

      The following table sets forth information with respect to the number and value of outstanding options held by executive officers named in the Executive Compensation Summary Table at the end of fiscal 2005.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs		Options/SARs
	Shares		at Fiscal Year End (#)		at Fiscal Year End ($)(1)
	Acquired	Value
Name	upon Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Edward W. Stack	—	—	406,500	3,857,000	$13,229,595	$82,990,240
William J. Colombo	200,000	$6,983,998	371,634	535,000	12,700,275	14,511,000
William R. Newlin	—	—	473,000	223,000	8,531,000	3,060,000
Michael F. Hines	178,800	$6,068,180	298,640	535,000	9,798,888	14,511,000
Gwen K. Manto	—	—	—	75,000	—	57,000
Gary M. Sterling	185,000	$6,330,682	93,280	332,500	2,933,330	3,646,700

(1)	Based upon the market price of $36.75, which was the closing price per share price of common stock on the New York Stock Exchange on the last trading day of fiscal 2005 (January 27, 2006), less the option exercise price per share. All amounts are pre-tax.

COMPARISON OF CUMULATIVE TOTAL RETURNS

      The following graph compares the performance of the Company’s common stock with the performance of the Standard & Poor’s 500 Composite Stock Price Index (the “S&P 500 Composite Index”) and the S&P Specialty Retail Index for the periods indicated below. The graph assumes that $100 was invested on October 15, 2002 in the Company’s common stock, the S&P 500 Composite Index and the S&P Specialty Retail Index and that all dividends were reinvested.

CHART 1:     S&P 500 and S&P Specialty Retail Index

The stock performance graph is not necessarily indicative of future performance.

Cumulative Total Return

	10/15/02	1/31/03	1/30/04	1/29/05	1/28/06

Dick’s Sporting Goods	$100.00	$158.34	$414.58	$565.00	$612.50

S&P 500 Composite Index	100.00	100.50	128.35	132.92	145.67

S&P Specialty Retail Index	100.00	86.30	131.64	146.26	157.57

OTHER MATTERS

      As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the item referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

      “Householding” of Proxy Materials. The Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two (2) or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. We will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a security holder at a shared address to which a single copy of the documents was delivered. You can notify us by sending a written request to Dick’s Sporting Goods, Inc., Investor Relations, 300 Industry Drive, RIDC Park West, Pittsburgh, PA 15275 or call us at (724) 273-3400 if (i) you wish to receive a separate copy of an annual report or proxy statement for this meeting; (ii) you would like to receive separate copies of those materials for future meetings; or (iii) you are sharing an address and you wish to request delivery of a single copy of annual reports or proxy statements if you are now receiving multiple copies of annual reports or proxy statements.

      Advance Notice Procedures. Under our bylaws, no business may be presented by any stockholder before an annual meeting unless it is properly presented before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to our Corporate Secretary (containing certain information specified in the bylaws about the stockholder and the proposed action) at least 150 days prior to the anniversary date of the preceding year’s annual meeting — that is, with respect to the 2007 annual meeting, by January 8, 2007. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

      Stockholder Proposals for the 2007 Annual Meeting. Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2007 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company’s Corporate Secretary no later than December 26, 2006. Proposals should be sent to Corporate Secretary, Dick’s Sporting Goods, Inc., 300 Industry Drive, RIDC Park West, Pittsburgh, Pennsylvania 15275.

      Proxy Solicitation and Costs. The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. We have not retained an outside firm to aid in the solicitation. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

ANNUAL MEETING OF STOCKHOLDERS OF
DICK’S SPORTING GOODS, INC.
June 7, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â
■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	William J. Colombo David I. Fuente
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

0          ■
DICK’S SPORTING GOODS, INC.
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Edward W. Stack, William J. Colombo, William R. Newlin and Michael F. Hines, and each of them individually, as proxies for the undersigned, each with full power of substitution, to represent and vote as designated on the reverse side, all of the shares of Common Stock of Dick’s Sporting Goods, Inc. (the “Company”), and hereby appoints Edward W. Stack as proxy for the undersigned, with full power of substitution, to represent and vote as designated on the reverse side, all of the shares of Class B Common Stock of the Company, held of record by the undersigned on April 17, 2006, at the Annual Meeting of Stockholders to be held on June 7, 2006, at 1:30 p.m., local time, at the Hyatt Regency, 1111 Airport Boulevard, Pittsburgh, PA 15231, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side.)

■	14475 ■